Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Robert Doetsch
Director, Investor Relations	Director, Public Relations
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	robert_doetsch@kellyservices.com

KELLY SERVICES REPORTS SALES AND EARNINGS

FOR THE 1st QUARTER OF 2003

TROY, MI (April 22, 2003) — Kelly Services, Inc., a global provider of staffing services, today announced sales and earnings results for the first quarter ended March 30, 2003.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced sales for the first quarter of 2003 totaled $1.003 billion, a 7.1% increase compared to the $937 million for the corresponding quarter in 2002, as reclassified for the change in Kelly Staff Leasing revenue reporting discussed below.

Net earnings for the first quarter of 2003 totaled $310 thousand, compared to $796 thousand reported for the first quarter of 2002. Diluted earnings per share in the first quarter of 2003 were $0.01 versus first quarter 2002 earnings of $0.02 per share.

Commenting on the results, Adderley said, “Our earnings performance during the first quarter reflected a general pattern of weakening global economic conditions. Growth in demand for labor, and temporary staffing in particular, after steadily increasing during the second half of 2002, began slowing in the first quarter of 2003.

“U.S. Commercial staffing sales increased 4.9% during the first quarter, compared to the 8.9% sales increase reported in the fourth quarter of 2002. The U.S. Commercial gross profit rate decreased five-tenths of a percent and expenses increased 1.7% compared to last year. The gross profit decrease was largely the result of higher state unemployment taxes. Operating earnings totaled $24.0 million, an increase of 3.2% compared to the prior year.

“Professional, Technical, and Staffing Alternatives (PTSA) sales increased by 6.1% during the first quarter, compared to fourth quarter sales growth of 11.3%, with most of the individual business units showing reduced rates of growth. Kelly Financial Resources, Kelly IT Resources, and Kelly Healthcare continued to exhibit strong sales growth, while Kelly Home Care experienced a sales decline during the quarter. The PTSA gross profit rate decreased by six-tenths of a percent (largely the result of higher state unemployment taxes) and expenses decreased 3.4% as compared to 2002. Operating earnings totaled $13.3 million and increased 16.6% on a year over year basis.

“Included in the PTSA segment are the results of Kelly Staff Leasing, the Company’s Professional Employer Organization (PEO) subsidiary. Effective with the first quarter of 2003, the Company changed its method of reporting revenue for Kelly Staff Leasing from the gross method to the net method. The SEC has required all publicly traded PEOs to implement similar changes in revenue reporting methods, based on its interpretation of Emerging Issues Task Force Issue No. 99-19, (EITF 99-19), Reporting Revenue Gross as a Principal versus Net as an Agent. Under the net method, staff leasing payroll costs are subtracted from staff leasing revenues, thus reducing revenues by the amount of the payroll costs. In turn, the result is that neither gross profit nor net income change.

-more-

“Kelly Staff Leasing revenue for prior periods has been reclassified for comparability. The Kelly Staff Leasing revenue adjustments for the change from the gross to the net method for the years 2002, 2001, and 2000 were $266.5 million, $251.0 million, and $236.6 million, respectively. The revenue adjustments for the first, second, third, and fourth quarters of 2002 were $63.4 million, $62.1 million, $65.4 million, and $75.6 million, respectively.

“International revenue, as measured in U.S. dollars, increased 12.3% during the first quarter, as compared to a 4.6% increase in the fourth quarter. On a same currency basis, International revenue was flat in the first quarter, as compared to a 2% decrease in the fourth quarter. Staffing demand continued to grow in the Americas and Asia Pacific. Sales comparisons in Continental Europe and the U.K. remained weak in the first quarter. The International gross profit rate decreased by six-tenths of a percent. Operating expenses increased by 12.7% in U.S. dollar terms, while same currency expenses decreased by 1%. The International operating loss totaled $3.2 million, compared to a loss of $1.2 million in the prior year.

“As our first quarter results reflected, we are continuing to see a pattern of economic weakness and related softening of demand for staffing services. As we enter the second quarter, uncertainty surrounding the timing of the economic recovery has increased. As a result, we will continue our practice of providing guidance on a quarterly basis. At this time, we expect that second quarter 2003 earnings will range from $0.03 per share to $0.07 per share, as compared to earnings of $0.11 per share in the second quarter of 2002.”

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including federal, state and international tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary services, staff leasing, outsourcing, vendor on-site and full-time placement. With more than 2,400 company owned and operated offices in 26 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Sales in 2002 were $4.1 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED MARCH 30, 2003 AND MARCH 31, 2002

(In thousands of dollars except per share data)

	2003	2002	Change	% Change
Sales of services	$1,003,397	$936,613	$66,784	7.1%
Cost of services	837,845	777,653	60,192	7.7

Gross profit	165,552	158,960	6,592	4.1
Selling, general and administrative expenses	165,162	157,774	7,388	4.7

Earnings from operations	390	1,186	(796)	(67.1)
Interest income, net	122	141	(19)	(13.5)

Earnings before taxes	512	1,327	(815)	(61.4)
Income taxes	202	531	(329)	(62.0)

Net earnings	$310	$796	$(486)	(61.1)%

Basic earnings per share	$0.01	$0.02	$(0.01)	(50.0)%

Diluted earnings per share	$0.01	$0.02	$(0.01)	(50.0)%

STATISTICS:
Gross profit rate	16.5%	17.0%	(0.5)%
Expenses as a % of sales	16.5	16.8	(0.3)
% Return—Earnings from operations	0.0	0.1	(0.1)
Earnings before taxes	0.1	0.1	0.0
Net earnings	0.0	0.1	(0.1)

Effective income tax rate	39.5%	40.0%	(0.5)%

Average number of shares outstanding (thousands):
Basic	35,548	35,890
Diluted	35,626	36,001

Note: Effective with the first quarter of 2003, payroll costs of the Kelly Staff Leasing PTSA business unit were netted against revenue and the prior period was reclassified for comparability.

KELLY SERVICES, INC.

RESULTS OF OPERATIONS BY SEGMENT

(In thousands of dollars)

	March Year to Date
	2003	2002	Change	% Change
Sales:
U.S. Commercial Staffing	$504,309	$480,672	$23,637	4.9%
PTSA	221,659	208,865	12,794	6.1
International	277,429	247,076	30,353	12.3

	$1,003,397	$936,613	$66,784	7.1%

Earnings (loss) from Operations:
U.S. Commercial Staffing	$24,039	$23,299	$740	3.2%
PTSA	13,346	11,447	1,899	16.6
International	(3,157)	(1,195)	(1,962)	(164.2)
Corporate	(33,838)	(32,365)	(1,473)	(4.6)

	$390	$1,186	$(796)	(67.1)%

Note: Effective with the first quarter of 2003, payroll costs of the Kelly Staff Leasing PTSA business unit were netted against revenue and the prior period was reclassified for comparability.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	March 30, 2003	December 29, 2002	March 31, 2002
Current Assets
Cash and equivalents	$72,637	$100,936	$84,616
Short-term investments	493	599	575
Accounts receivable, less allowances of $13,155, $12,533 and $12,830, respectively	593,858	567,517	539,834
Prepaid expenses and other current assets	37,298	26,387	26,132
Deferred taxes	22,586	23,916	20,833

Total current assets	726,872	719,355	671,990
Property and Equipment, Net	198,982	202,332	207,809
Noncurrent Deferred Taxes	21,055	21,065	31,415
Goodwill, Net	81,027	80,260	73,868
Other Assets	48,798	49,121	53,563

Total Assets	$1,076,734	$1,072,133	$1,038,645

Current Liabilities
Short-term borrowings	$24,441	$24,770	$23,702
Accounts payable	79,194	85,310	87,041
Payroll and related taxes	192,021	181,585	170,614
Accrued insurance	27,877	27,912	24,017
Income and other taxes	45,647	47,617	44,040

Total current liabilities	369,180	367,194	349,414
Noncurrent Liabilities
Accrued insurance	45,467	45,540	39,185
Accrued retirement benefits	40,689	40,335	44,175

Total noncurrent liabilities	86,156	85,875	83,360
Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(90,883)	(92,159)	(80,571)
Paid-in capital	18,285	17,902	17,459
Earnings invested in the business	662,514	665,759	658,691
Accumulated foreign currency adjustments	(8,634)	(12,554)	(29,824)

Total stockholders’ equity	621,398	619,064	605,871

Total Liabilities and Stockholders’ Equity	$1,076,734	$1,072,133	$1,038,645

STATISTICS:
Working Capital	$357,692	$352,161	$322,576
Current Ratio	2.0	2.0	1.9
Stockholders’ Equity Per Share	$17.46	$17.42	$16.85
Global Days Sales Outstanding (Year)	54	51	52

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 13 WEEKS ENDED MARCH 30, 2003 AND MARCH 31, 2002

(In thousands of dollars)

	2003	2002
Cash flows from operating activities
Net earnings	$310	$796
Noncash adjustments:
Depreciation and amortization	11,908	9,982
Increase in accounts receivable, net	(22,552)	(472)
Changes in operating assets and liabilities	(4,391)	10,992

Net cash from operating activities	(14,725)	21,298

Cash flows from investing activities
Capital expenditures	(8,445)	(5,847)
Decrease in short-term investments	106	55
Increase in other assets	(951)	(1,841)

Net cash from investing activities	(9,290)	(7,633)

Cash flows from financing activities
Decrease in short-term borrowings	(1,034)	(9,237)
Dividend payments	(3,555)	(3,585)
Stock options and other	6	417
Purchase of treasury stock	(38)	—

Net cash from financing activities	(4,621)	(12,405)

Effect of exchange rates on cash and equivalents	337	(105)

Net change in cash and equivalents	(28,299)	1,155
Cash and equivalents at beginning of period	100,936	83,461

Cash and equivalents at end of period	$72,637	$84,616